Exhibit 99

   CardioDynamics Announces Publication of ICG Hypertension Study;
    57% Blood Pressure Control in Previously Uncontrolled Patients

    SAN DIEGO--(BUSINESS WIRE)--Feb. 12, 2004--CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography
(ICG) technology, announced today the publication of an ICG hypertension study in the February 2004 issue of Congestive Heart Failure showing a 57 percent blood pressure control rate in previously uncontrolled hypertensive patients in a generalist physician setting. Researchers at Harrison Memorial Hospital, Bremerton, Wash., treated resistant hypertensive patients on two anti-hypertensive medications using the BioZ and Mayo Clinic hypertension algorithm. Over a three-month period, 57 percent of these previously uncontrolled patients achieved blood pressure under 140/90 with the aid of ICG-guided therapy.
    The study's investigators concluded, "Our results demonstrate superior blood pressure control using a treatment algorithm and serial hemodynamic measurements compared with clinical judgment alone in a randomized prospective study. In subjects with uncontrolled blood pressure on two antihypertensive agents, ICG-guided pharmacologic decision-making resulted in a significant reduction in blood pressure and improvement in blood pressure control. ICG is a safe, effective, and cost-effective tool to assist community generalists treating uncontrolled hypertension."
    Previously, researchers at the Mayo Clinic developed an ICG algorithm as part of their study published in the May 17, 2002 issue of Hypertension, demonstrating a 70 percent improvement in blood pressure control with ICG-guided therapy. The Mayo study involved physicians who specialized in treating drug-resistant high blood pressure patients. Drug-resistant hypertensive patients are a challenge to any physician, especially internists and generalists (family practice) because treatment is highly subjective and there are a large number of available pharmacologic options. The customized ICG algorithm is a beneficial tool to assist physicians in noninvasively and accurately determining patients' hemodynamics (blood flow, vascular resistance and fluid levels), guiding drug selection and measuring patient responses to the pharmacologic treatment. This new, individualized approach to treatment provides an objective roadmap in the treatment of patients affected by resistant hypertension who previously have been treated on a subjective basis.
    "Clinical studies and publications in peer-reviewed journals are the primary means for clinicians to become aware of the availability and significance of our technology," stated Michael K. Perry, CardioDynamics' chief executive officer. "While a significant amount of evidence substantiating ICG's clinical application is available, publications such as Congestive Heart Failure provide valuable exposure to our technology. High blood pressure is a risk factor for heart disease, and ICG has proven to play an important role in helping physicians determine the underlying cause and to target treatment."

    About CardioDynamics

    CardioDynamics, the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics, San Diego
             Investor Relations:
             Bonnie Ortega, 800-778-4825, ext. 1005
             bonnie@cdic.com
                or
             Media Relations:
             Irene Paigah, 800-778-4825, ext. 1012
             ip@cdic.com